EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PGT Reports 2008 Fourth Quarter and Fiscal Year Results

VENICE, FL, February 18, 2009 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, today announced financial results for its fourth quarter and year ended January 3, 2009.

“The tightening of credit from the mortgage crisis was one of several factors that took a firm grip on the economy in the fourth quarter causing substantial downward pressure on the home building industry.  New home construction slowed to a pace not seen in two decades.  Housing starts were down 38% in our core market in the fourth quarter of 2008 compared to 2007, and our sales decreased 9.3%,” said Rod Hershberger, PGT’s President and Chief Executive Officer.  “We think the housing market and conditions in the economy will remain difficult, or even worsen in 2009, and it remains to be seen if the federal stimulus package will have beneficial economic effects.  Because the timing of any recovery in our industry is uncertain, we recently reduced our workforce and better aligned costs with recent sales levels.  Decisions like these are very difficult, but they position us to weather these unprecedented economic times and to continue moving forward with new product offerings and line expansions and to pursue growth opportunities outside of Florida.  We continue to believe that we can grow organically by gaining market share, but remain focused on controlling costs and conserving cash.”

2008 Fourth Quarter and Fiscal Year Financial Results:
(See accompanying financial schedules for financial details and reconciliations of adjusted (non-GAAP) financial measures to their GAAP equivalents.  Certain comparisons may be affected by the fact that the 2008 fourth quarter had 14 weeks and the 2007 fourth quarter had 13 weeks.)

▪
Net sales were $49.3 million in the fourth quarter of 2008, a decrease of $5.0 million, or 9.3%, compared to the fourth quarter of 2007.  For the year, net sales were $218.6 million, a decrease of $59.8 million, or 21.5%, compared to 2007.

▪
Gross margin percentage in the fourth quarter of 2008 was 29.5%, compared to 27.1% in the fourth quarter of 2007, and was 31.2% for 2008, compared to 32.7% in 2007.  Gross margin percentage in the fourth quarter of 2008 compared to 2007 improved due to cost savings actions taken during 2008, but decreased for the year due mainly to declining operating leverage from lower sales.

▪	Non-cash impairment charges totaling $94.1 million were recorded in the fourth quarter of 2008, bringing non-cash impairment charges to a total of $187.7 million in 2008.
▪
SG&A was $16.2 million for the fourth quarter of 2008, a decrease of $1.8 million from the fourth quarter of 2007, and $63.1 million for 2008, a decrease of $13.9 million from 2007.  Lower personnel costs from cost-alignment initiatives and lower distribution and selling costs associated with lower sales volumes contributed to the decreases.  SG&A was 32.9% of sales for the fourth quarter of 2008 compared to 33.1% in the fourth quarter of 2007 and 28.9% for 2008 compared to 27.7% in 2007.

▪
There was a net loss in the fourth quarter of 2008 of $83.0 million, compared to a net loss of $4.0 million for the fourth quarter of 2007. For the year of 2008, there was a net loss of $163.0 million, compared to net income of $0.6 million in 2007. The net losses in the fourth quarter and year of 2008 were driven by non-cash impairment charges of $94.1 million in the fourth quarter and $187.7 million for the year and restructuring costs of $0.4 million in the fourth quarter and $2.1 million for the year.  Adjusting for these charges and related tax impacts, there was a net loss of $2.3 million in the fourth quarter and a net loss of $1.5 million in 2008, compared to an adjusted net loss of $2.6 million in the fourth quarter and adjusted net income of $2.6 million in 2007.

▪
On an adjusted basis, net loss per diluted share for the fourth quarter of 2008 was $0.06, compared to $0.09 in the fourth quarter of 2007.  For the full year of 2008, adjusted net loss was $0.05, compared to an adjusted net income of $0.09 in 2007.

▪	Adjusted EBITDA for the fourth quarter of 2008 was $3.0 million compared to $3.0 million in the fourth quarter of 2007. Adjusted EBITDA for 2008 was $24.4 million compared to $31.7 million in 2007.

Commenting on the fourth quarter and fiscal 2008, Jeff Jackson, PGT’s Executive Vice President and Chief Financial Officer, stated, “Economic pressures that began intensifying in the third quarter, further intensified in the fourth quarter having significant negative effects on the housing market and the overall economy.  Unemployment continued to rise, home prices fell further, foreclosures increased and credit remained tight, resulting in consumer confidence falling to its lowest level in more than a decade.  Our sales continued to be impacted in the fourth quarter as sequential quarter sales fell $5.0 million.  For the year, sales fell to $218.6 million from $278.4 million in 2007.  The resulting decrease in our ability to leverage fixed costs negatively affected our results.  Despite a sales decrease of $59.8 million, our adjusted EBITDA fell only $7.2 million due to the actions we took to adjust our cost structure and operational improvements.”

Mr. Jackson continued, “We made some difficult decisions over the last year, and actions we took to align our costs with decreasing sales volumes, although regrettable, were necessary for the long-term health of the company.  Due to these actions, coupled with effective management of working capital and the success of our rights offering, we ended the year with as much cash on hand as at the beginning of the year and were able to prepay $40 million of outstanding bank debt.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, February 19, 2009, at 10:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time:  877-723-9521 (U.S. and Canada) and 719-325-4833 (international). A replay of the call will be available beginning February 19, 2009, at 1:30 p.m. Eastern Time through March 5, 2009. To access the replay, dial 888-203-1112 (U.S. and Canada) or 719-457-0820 (international) and refer to passcode 8347505.  The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtinc.com.

About PGT

PGT® pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. PGT is also one of the largest window and door manufacturers in the United States. Founded in 1980, the Company employs approximately 1,350 at its manufacturing, glass laminating and tempering plants, and delivery fleet facilities in Florida and North Carolina. Sold through a network of over 1,300 independent distributors, the Company's line of custom windows and doors is now available throughout the eastern United States, the Gulf Coast and in a growing international market, which includes the Caribbean, South America and Australia. PGT's product line includes PGT® Aluminum and Vinyl Windows and Doors; WinGuard® Impact-Resistant Windows and Doors; PGT® Architectural Systems; and Eze-Breeze® Sliding Panels. PGT Industries, Inc. is a wholly owned subsidiary of PGT, Inc. (NASDAQ:PGTI).

Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted.  PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy.  PGT, Inc. may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

# # #

CONTACT: PGT, Inc.
Jeffrey T. Jackson
Executive Vice President and C.F.O.
941-480-2714
jjackson@pgtindustries.com

Financial Schedules to Follow

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	3 Months Ended		Year Ended
	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007
	(unaudited)	(unaudited)	(unaudited)

Net sales	$49,290	$54,335	$218,556	$278,394
Cost of sales	34,771	39,625	150,277	187,389
Gross margin	14,519	14,710	68,279	91,005
Impairment charges	94,148	-	187,748	826
Selling, general and administrative expenses	16,200	17,970	63,109	77,004
(Loss) income from operations	(95,829)	(3,260)	(182,578)	13,175
Interest expense	2,130	2,707	9,283	11,404
Other (income) expenses, net	(2)	264	(40)	692
(Loss) income before income taxes	(97,957)	(6,231)	(191,821)	1,079
Income tax (benefit) expense	(14,990)	(2,200)	(28,789)	456
Net (loss) income	$(82,967)	$(4,031)	$(163,032)	$623

Basic net (loss) income per common share	$(2.36)	$(0.14)	$(5.31)	$0.02

Diluted net (loss) income per common share	$(2.36)	$(0.14)	$(5.31)	$0.02

Weighted average common shares outstanding:
Basic	35,197	28,663	30,687	28,375

Diluted	35,197	28,663	30,687	29,418

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)

	January 3,	December 29,
	2009	2007
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$19,628	$19,479
Accounts receivable, net	17,321	20,956
Inventories	9,441	9,223
Deferred income taxes	1,158	3,683
Other current assets	5,569	7,080
Total current assets	53,117	60,421

Property, plant and equipment, net	73,505	80,184
Other intangible assets, net	72,678	96,348
Goodwill	-	169,648
Other assets, net	1,317	1,264
Total assets	$200,617	$407,865

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$14,582	$15,235
Current portion of long-term debt and capital leases	330	332
Total current liabilities	14,912	15,567
Long-term debt and capital leases	90,036	129,668
Deferred income taxes	18,473	48,927
Other liabilities	3,011	3,231
Total liabilities	126,432	197,393

Total shareholders' equity	74,185	210,472
Total liabilities and shareholders' equity	$200,617	$407,865

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	3 Months Ended		Year Ended
	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007
Reconciliation to Adjusted Net (Loss) Income and Adjusted Net (Loss) Income per share (1):
Net (loss) income	$(82,967)	$(4,031)	$(163,032)	$623
Reconciling items:
Goodwill and intangible impairment charges (2)	94,148	-	187,748	-
Asset impairment charge (3)	-	-	-	826
Restructuring charges (4)	379	2,375	2,131	2,375
Tax effect of reconciling items (5)	(13,827)	(926)	(28,313)	(1,248)
Adjusted net (loss) income	$(2,267)	$(2,582)	$(1,466)	$2,576

Weighted average shares outstanding:
Diluted (6)	35,197	28,663	30,687	29,418

Adjusted net (loss) income per share - diluted	$(0.06)	$(0.09)	$(0.05)	$0.09

Reconciliation to EBITDA and Adjusted EBITDA:
Net (loss) income	$(82,967)	$(4,031)	$(163,032)	$623
Reconciling items:
Depreciation and amortization expense	4,335	4,155	17,088	15,988
Interest expense	2,130	2,707	9,283	11,404
Income tax (benefit) expense	(14,990)	(2,200)	(28,789)	456
EBITDA	(91,492)	631	(165,450)	28,471
Add:
Goodwill and intangible impairment charges (2)	94,148	-	187,748	-
Asset impairment charge (3)	-	-	-	826
Restructuring charges (4)	379	2,375	2,131	2,375
Adjusted EBITDA	$3,035	$3,006	$24,429	$31,672
Adjusted EBITDA as percentage of sales	6.2%	5.5%	11.2%	11.4%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed February 18, 2009.

(2) The Company completed its annual impairment tests in the fourth quarter of 2008, which resulted in additional impairment charges totaling $94.1 million, of which $76.3 million related to goodwill and $17.8 million related to trademarks. As of the end of 2008, the Company's goodwill had zero carrying value for financial reporting purposes. The non-cash impairment charges taken in the fourth quarter of 2008, coupled with non-cash impairments taken prior to the fourth quarter, bring total non-cash impairment charges taken in 2008 to $187.7 million.

(3) Represents the write-down of the value of the Lexington, North Carolina property which, until December 2007 when we reclassified the real estate as held and used, had been classified as an asset held for sale due to the relocation of our plant to Salisbury, North Carolina.

(4) Represents charges related to restructuring actions taken in the first quarter of 2008 and the fourth quarter of 2007. These charges relate primarily to employee separation costs. In the fourth quarter of 2008, the Company updated its restructuring actions resulting in adjustments totaling $0.4 million. Of the $2.1 million restructuring charge in 2008, $1.1 million is included in cost of goods sold and $1.0 million is included in selling, general and administrative expenses, including the adjustments totaling $0.4 million in the fourth quarter. Of the $2.4 million restructuring charge in 2007, $0.7 million was included in cost of goods sold and $1.7 million was included in selling, general and administrative expenses.

(5) Tax effect of reconciling items includes an add-back of $4.5 million related to a valuation allowance for deferred taxes recorded by the Company in the fourth quarter of 2008.

(6) Due to the net losses in 2008 and in the fourth quarters of 2008 and 2007, the effect of equity compensation plans is anti-dilutive. Weighted average common shares outstanding for both periods in 2007 have been restated to give effect to the bonus element contained in the rights offering.